Exhibit 99.2

CENAQ Energy Corp. ANNOUNCES CLOSING OF FULL OVER-ALLOTMENT OPTION

Houston, TX, Aug. 19, 2021 (GLOBE NEWSWIRE) -- CENAQ Energy Corp. (the “Company”) announced today that it has completed the sale of the full 2,250,000 units pursuant to the underwriters’ over-allotment option granted in connection with the Company’s initial public offering. Each unit consists of one share of the Company’s Class A common stock and three-quarters of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share.

The units sold pursuant to the over-allotment option were sold at an offering price of $10.00 per unit, generating gross proceeds of $22,500,000 to the Company. Of the proceeds received from the consummation of the initial public offering, including the over-allotment option, and simultaneous private placements of units, $174,225,000 (or $10.10 per share sold in the offering) was placed in trust.

The units have been listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “CENQU”. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on Nasdaq under the symbols “CENQ” and “CENQW”, respectively. Imperial Capital, LLC and I-Bankers Securities, Inc. served as the book runners for the offering.

Copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC’s website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Imperial Capital, LLC, 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT CENAQ ENERGY CORP.

CENAQ Energy Corp. is a newly organized blank check formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. CENAQ has not selected any potential business combination target and has not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any potential business combination target. While the Company reserves the right to pursue an acquisition opportunity in any business or industry, CENAQ intends to identify, acquire, and operate a business in the energy industry in North America. CENAQ is led by energy industry veterans John B. Connally III (Chairman), J. Russell Porter (CEO) and Michael J. Mayell (President and CFO).

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

J. Russell Porter

CEO – CENAQ Energy Corp

rporter@cenaqcorp.com

713-820-6300